                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  METLIFE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                      13-4075851
(State or other jurisdiction of             (I.R.S. employer identification no.)
incorporation or organization)

                               One Madison Avenue
                          New York, New York 10010-3690
                                 (212) 578-2211

                 METLIFE DEFERRED COMPENSATION PLAN FOR OFFICERS
                            (Full title of the plan)

                              Gary A. Beller, Esq.
               Senior Executive Vice President and General Counsel
                                  MetLife, Inc.
                               One Madison Avenue
                          New York, New York 10010-3690
                                 (212) 578-2211

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES TO    AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
    BE REGISTERED          REGISTERED          SHARE(1)             PRICE(2)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------
 Obligations Under        $75,000,000           100%              $75,000,000           $6,900
 MetLife Deferred
 Compensation Plan
   for Officers

(1) The Obligations Under the MetLife Deferred Compensation Plan for Officers (the "Obligations") are unsecured general obligations of MetLife, Inc. to pay deferred compensation in accordance with the terms of the MetLife Deferred Compensation Plan for Officers.

(2)   Estimated solely for the purpose of determining the registration fee.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by MetLife, Inc. (the "Company") are incorporated herein by reference and made a part hereof:

      (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2001; and

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2001.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES

      Under the MetLife Deferred Compensation Plan for Officers (the "Plan"), the Company will provide eligible employees of certain affiliates of the Company the opportunity to agree to the deferral of specified percentages or amounts of their cash and/or stock compensation. Those eligible to defer compensation under the Plan may elect to defer up to an aggregate of 75% of their base salary and up to 100% of their annual and long-term incentive compensation under the Plan. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

      The Obligations are not subject to redemption, in whole or in part, prior to the dates determined under the Plan, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of a Participant's deferred accounts as of the date of such amendment or termination.

      The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

      The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable beginning on a date in accordance with the terms of the Plan. The Obligations will be denominated and be payable in United States dollars. The Obligations will not bear interest, except to the extent a Participant designates that deferred compensation be tracked by reference to an interest-bearing account.

      A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered. Payments due after the death of the Participant are made to the beneficiary designated by the Participant under the Plan, or if there has been no designation, to the Participant's surviving spouse, if any, or, if the Participant has no spouse, to the Participant's estate.

      The primary source of the Company's liquidity is dividends it receives from Metropolitan Life Insurance Company ("Metropolitan Life") and other subsidiaries. Other sources of liquidity include programs for short- and long-term borrowing, as needed, arranged through the Company and MetLife Funding, Inc. ("MetLife Funding"), a subsidiary of Metropolitan Life. In addition, the Company filed a $3.0 billion shelf registration statement, effective June 1, 2001, with the Securities and Exchange Commission ("SEC") which permits the registration and issuance of debt and equity securities as described more fully therein. In connection with the shelf registration statement, the Company issued $1.25 billion of senior debt in November 2001. As of September 30, 2002, $1.75 billion of senior debt remains unissued.

      Under the New York Insurance Law, Metropolitan Life is permitted without prior insurance regulatory clearance to pay a stockholder dividend to the Company as long as the aggregate amount of all such dividends in any calendar year does not exceed the lesser of (i) 10% of its statutory surplus as of the immediately preceding calendar year, and (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). Metropolitan Life will be permitted to pay a stockholder dividend to the Company in excess of the lesser of such two amounts only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance (the "Superintendent") and the Superintendent does not disapprove the distribution.

      Under the New York Insurance Law, the Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. The New York State Insurance Department (the "Department") has established informal guidelines for such determinations. The guidelines, among other things, focus on the insurer's overall financial condition and profitability under statutory accounting practices. Management of the Company cannot provide assurance that Metropolitan Life will have statutory earnings to support payment of dividends to the Company in an amount sufficient to fund its cash requirements and pay cash dividends or that the Superintendent will not disapprove any dividends that Metropolitan Life must submit for the Superintendent's consideration. MetLife's other insurance subsidiaries are also subject to restrictions on the payment of dividends to their respective parent companies.

      Section 1322 of the New York Insurance Law requires that New York domestic life insurers report their Risk Based Capital ("RBC) based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk.
Section 1322 gives the Superintendent explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Obligations will be passed upon for the Company by Richard S. Collins, Esq., Chief Counsel - General Corporate of the Company. As of this date, Mr. Collins will be eligible to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The Board of Directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

      If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify, to the same extent allowed for the Company's directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was the Company's employee or agent, or is or was serving at the Company's request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

        EXHIBIT
         NUMBER                          DESCRIPTION
         ------                          -----------
           4.1       MetLife Deferred Compensation Plan for Officers
                     (incorporated by reference to Exhibit 10.4 to the Company's
                     Form 10-Q for the period ended September 30, 2002).

           5         Opinion of Richard S. Collins, Esq., Chief Counsel-General
                     Corporate of the Company, regarding the legality of the securities registered hereunder.

          23.1       Consent of Deloitte & Touche LLP.

          23.2       Consent of Richard S. Collins, Esq., Chief Counsel-General
                     Corporate of the Company (included in Exhibit 5).

          24 Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS

A. The undersigned Company hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement;

            (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18th day of November, 2002.

                                           METLIFE, INC.

                                           By: /s/ Robert H. Benmosche
                                               --------------------------------
                                               Name: Robert H. Benmosche
                                               Title: Chairman, President and
                                                      Chief Executive Officer

      Each person whose signature appears below hereby authorizes and appoints Robert H. Benmosche and Gary A. Beller, or any of them, as such person's attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below (i) any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by MetLife, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and (ii) any and all other instruments which either of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act of 1933, the rules, regulations and requirements of the Securities and Exchange Commission and Blue Sky or other state securities laws and regulations, as fully as such person could do in person, hereby verifying and confirming all that such attorneys-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            NAME                                      TITLE                           DATE

/s/ Robert H. Benmosche                       Chairman, President,              November 18, 2002
----------------------------------        Chief Executive Officer and
Robert H. Benmosche                                 Director

/s/ Curtis H. Barnette                              Director                    November 18, 2002
----------------------------------
Curtis H. Barnette

/s/ Gerald Clark                                  Vice-Chairman,                November 18, 2002
----------------------------------        Chief Investment Officer and
Gerald Clark                                        Director

            NAME                                      TITLE                           DATE


/s/ John C. Danforth                                Director                    November 18, 2002
----------------------------------
John C. Danforth

/s/ Burton A. Dole, Jr.                             Director                    November 18, 2002
----------------------------------
Burton A. Dole, Jr.

/s/ James R. Houghton                               Director                    November 18, 2002
----------------------------------
James R. Houghton

/s/ Harry P. Kamen                                  Director                    November 18, 2002
----------------------------------
Harry P. Kamen

/s/ Helene L. Kaplan                                Director                    November 18, 2002
----------------------------------
Helene L. Kaplan

/s/ Catherine R. Kinney                             Director                    November 18, 2002
----------------------------------
Catherine R. Kinney

/s/ Charles M. Leighton                             Director                    November 18, 2002
----------------------------------
Charles M. Leighton

/s/ Stewart G. Nagler                            Vice-Chairman,                 November 18, 2002
----------------------------------        Chief Financial Officer and
Stewart G. Nagler                                   Director

/s/ John J. Phelan, Jr.                             Director                    November 18, 2002
----------------------------------
John J. Phelan, Jr.

            NAME                                      TITLE                           DATE


/s/ Hugh B. Price                                   Director                    November 18, 2002
----------------------------------
Hugh B. Price

/s/ William C. Steere, Jr.                          Director                    November 18, 2002
----------------------------------
William C. Steere, Jr.

/s/ Virginia M. Wilson                             Controller                   November 18, 2002
----------------------------------
Virginia M. Wilson

                                  EXHIBIT INDEX

   EXHIBIT
    NUMBER                               DESCRIPTION
      4.1          MetLife Deferred Compensation Plan for Officers (incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q for the period ended September 30, 2002).

      5            Opinion of Richard S. Collins, Esq., Chief Counsel-General
                   Corporate of the Company, regarding the legality of the securities registered hereunder.

     23.1          Consent of Deloitte & Touche LLP.

     23.2          Consent of Richard S. Collins, Esq., Chief Counsel-General
                   Corporate of the Company (included in Exhibit 5).

     24 Power of Attorney (included on the signature page to this Registration Statement).



                                       9